UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 15, 2006
(Date of earliest event reported)

PG&E CORPORATION
(Exact Name of Registrant as specified in Charter)

California	1-12609	94-3234914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Market, Spear Tower, Suite 2400, San Francisco, California 94105
(Address of principal executive offices, zip code)

415-267-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

PACIFIC GAS AND ELECTRIC COMPANY
(Exact Name of Registrant as specified in Charter)

California	1-2348	94-0742640
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77 Beale Street, P. O. Box 770000, San Francisco, California 94177
(Address of principal executive offices, zip code)

(415) 973-7000
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

  ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
  ☐ Soliciting Material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
  ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
  ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 - Entry into a Material Definitive Agreement

On August 15, 2006, Pacific Gas and Electric Company (Utility) announced the election of William T. Morrow, 47, as President and Chief Operating Officer of the Utility, reporting to Thomas B. King, who will continue in his role as Chief Executive Officer of the Utility. The Utility’s Board of Directors approved Mr. Morrow’s election on August 1, 2006. Before joining the Utility, Mr. Morrow held various executive positions in the telecommunications industry. Most recently Mr. Morrow served as Chief Executive Officer, Europe, of Vodafone Group PLC, a position he held since May 2006. From April 2005 to May 2006, Mr. Morrow served as President of Vodafone K.K. in Japan and from February 2004 to April 2005, he was Chief Executive Officer of Vodafone, U.K., Ltd. From November 2001 through February 2004, Mr. Morrow was President of Japan Telecom Holdings Co., Inc. and Japan Telecom Co., Inc. Previously in 2001, Mr. Morrow was Vice President and Country Manager, Japan for Vodafone Group PLC.

Mr. Morrow’s compensation includes an annual base salary of $575,000 and a one-time payment of $100,000 (subject to refund on a pro-rated basis if Mr. Morrow leaves the Utility or if his employment is terminated for cause before August 15, 2009). Mr. Morrow also will be eligible to participate in the PG&E Corporation Short-Term Incentive Plan (STIP) with a target participation rate equal to 65% of his annual base salary, or $373,750. Mr. Morrow’s STIP award for 2006 will be pro-rated based on his date of hire, August 15, 2006. Maximum awards under the STIP equal two times the target amount. Actual STIP awards are determined by the Nominating, Compensation and Governance Committee of the PG&E Corporation Board of Directors based on the extent to which certain pre-established performance criteria are met.

Also, on August 15, 2006, Mr. Morrow was granted 17,910 restricted shares of PG&E Corporation common stock and 17,910 performance shares under the PG&E Corporation 2006 Long-Term Incentive Plan (2006 LTIP). The number of restricted shares and performance shares was determined by dividing $1,500,000 by the closing stock price of a share of PG&E Corporation common stock as reported on the New York Stock Exchange on August 15, 2006. With respect to the restricted stock, the restrictions on 60% of the restricted shares will lapse automatically in equal installments on the first business days of 2007, 2008, and 2009 at the rate of 20% per year. If PG&E Corporation’s annual total shareholder return (TSR) is in the top quartile of its comparator group as measured for the three immediately preceding calendar years, the restrictions on the remaining 40% of the shares will lapse on the first business day of 2009. If PG&E Corporation’s TSR is not in the top quartile for such period, then the restrictions on the remaining 40% of the shares will lapse on the first business day of 2011. The performance shares will vest on the first business day of 2009 and are settled in cash. Upon vesting, the amount of cash that recipients are entitled to receive is based on the average closing price of PG&E Corporation stock for the last 30 calendar days of the year preceding the vesting date and a payout percentage, ranging from 0% to 200%, as measured by PG&E Corporation’s TSR relative to its comparator group for the prior three calendar years. Subject to rounding considerations, there will be no payout for TSR below the 25th percentile of the comparator group, TSR at the 25th percentile will result in a 25% payout of performance shares, TSR at the 75th percentile will result in a 100% payout, and TSR in the top rank will result in a 200% payout. (The forms of agreements for restricted stock and performance shares awarded under the 2006 LTIP have previously been filed with the Securities and Exchange Commission.)

Mr. Morrow is entitled to participate in other benefits generally provided to Utility employees. In addition, as an executive officer, Mr. Morrow is entitled to receive benefits available to other Utility executive officers, including an annual perquisite allowance of $25,000, participation in the PG&E Corporation Supplemental Executive Retirement Plan (which provides retirement benefits in excess of the pension benefits that would otherwise be payable under the Utility’s defined benefit pension plan), and participation in the PG&E Corporation Supplemental Retirement Savings Plan (under which a participant may elect to defer compensation and under which PG&E Corporation makes matching contributions credited to the participant’s account to the extent such matching contributions could not be made under PG&E Corporation’s 401(k) savings plan due to legal limitations).

Mr. Morrow does not have any relationship or related transaction with PG&E Corporation or the Utility that would require disclosure pursuant to Item 401(d) or Item 404(a) of Securities and Exchange Commission Regulation S-K.

Item 5.02 - Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

The information set forth above in Item 1.01 regarding the appointment of William T. Morrow as President and Chief Operating Officer of the Utility is hereby incorporated into Item 5.02 of this report by reference.

Item 9.01 Financial Statements and Exhibits

Exhibits

The following exhibit is attached hereto:

Exhibit 99	Pacific Gas and Electric Company Press Release Dated August 15, 2006 announcing the appointment of William T. Morrow as President and Chief Operating Officer

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PG&E CORPORATION

Dated: August 15, 2006	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

PACIFIC GAS AND ELECTRIC COMPANY

Dated: August 15, 2006	By:	LINDA Y.H. CHENG
LINDA Y.H. CHENG Vice President, Corporate Governance and Corporate Secretary

Exhibit Index

Exhibit No.	Description of Exhibit
Exhibit 99	Pacific Gas and Electric Company Press Release Dated August 15, 2006 announcing the appointment of William T. Morrow as President and Chief Operating Officer